Exhibit 10.15

CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT (this "Agreement") is made effective for all purposes as of August 1, 2000 by and between TSET, Inc. (the "Company") and Richard F. Tusing and Daniel R. Dwight (Richard F. Tusing and Daniel R. Dwight are hereinafter collectively referred to as "Consultant").


RECITALS:

A. Company is engaged in the business to seek out select business opportunities globally among a wide range of prospects that meet the companies general acquisition and investment criteria, enhance asset base and increase shareholder value.

B. Company wishes to have Consultant provide the Company certain consulting services and, subject to the terms and conditions set forth herein, Consultant is willing to provide such consulting services.

C. Company and Consultant wish to set forth terms and conditions upon which Consultant will provide consulting services to the Company.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual premises hereinafter set forth, and of other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. SERVICES OF CONSULTANT. Consultant shall use its best efforts to assist the Company during the term of this Agreement in connection with the work products set forth in detail on Exhibit A attached hereto and made a part hereof, the subject of which shall include, without limitation, the following: (i) assisting the Company in connection with its investor presentations; (ii) assisting the Company in connection with its business plans and a summary version of such plan; (iii) assisting the Company in establishing licensing strategies; and (iv) such other matters mutually determined by the Consultant and the Company to be appropriate for Consultant's services. Consultant shall work on a part time basis and shall comply with Companies instruction for maximum hours of consulting services in any given calendar period, which shall be in writing prior to first day of each subsequent month.

2. FEE FOR SERVICES. In consideration for Consultant providing the services described in Section 1 hereof, the Company agrees to pay Consultant an hourly compensation of Eighty Dollars ($80) per hour, with payment due no later than the earlier to occur of (a) five days after funds received from investors pursuant to a financing in which the Company receives financing (whether debt or equity-based), cumulatively or in a lump sum, of at least $3,000,000, first become available for expenditure by the Company, or (b) December 31, 2000. At Consultant's sole discretion, Consultant may elect to convert hourly cash compensation to an option to purchase shares of common stock of the company providing one hundred option shares (100) for each hour of consulting services. Such Conversion Option, once elected, shall be exercisable for a period of three
(3) years following the date of such election at an exercise price of two dollars and fifty cents ($2.50) per share. Consultant must make selection of method of consideration prior to five days after funds received from investors pursuant to the Memorandum first become available for expenditure by the Company. Consultant acknowledges (i) that it is an independent contractor and not an employee and (ii) that it shall be responsible for any and all tax obligations arising from the payments made hereunder. The Company hereby

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acknowledges that Consultant has, prior to the date of this Agreement,  provided
112 hours of services in the Company's behalf, which shall be compensated in the manner provided herein.

3. GRANT OF OPTION. In consideration for Consultant's willingness to provide the services set forth herein, the Company in addition to fee for Services also agrees to grant Consultant an option to purchase shares of common stock of the Company. Such Stock Option to be exercisable for a period of three (3) years at a price of two dollars and fifty cents ($2.50) per share for one hundred shares
(100) for each hour of consulting services.

4. EXPENSE REIMBURSEMENT. The Company shall promptly reimburse Consultant for all normal out-of-pocket expenses, including meals, travel and entertainment related to the Company's business that are actually paid or incurred by Consultant in the performance of its services under this Agreement upon the delivery of invoices or other evidence of payment therefor.

5. TERM. This Agreement shall remain in effect for an initial term of six (6) months, and shall thereafter be automatically renewed for successive terms of six (6) months each, unless either party indicates its intention to terminate this Agreement prior to the expiration of such initial term or any successive term. Termination hereunder may occur for any reason or no reason at either party's option upon 30 days' prior written notice to be given by the party terminating this Agreement.

6. CONFIDENTIALITY. Consultant will maintain the confidentiality of this Agreement, all provisions of this Agreement and all materials of the Company received by Consultant pursuant to its consulting services to the Company (collectively, "Confidential Information"), and, without the prior written consent of the Company, the Consultant shall not make any press release or other public announcement of or otherwise disclose any Confidential Information to any third party. The foregoing stall not restrict Consultant from disclosing such Confidential Information (i) to its professional advisors whose duties reasonably require familiarity with this Agreement, provided that such persons are bound to maintain the confidentiality of this Agreement, and (ii) to the extent such disclosure may be required by applicable law or regulation, provided that Consultant will only disclose such information as is legally required will use reasonable efforts to obtain confidential treatment for any information that is so disclosed. If Consultant is required to disclose any Confidential Information pursuant to or in connection with any subpoena, order, or other event involving any legal, administrative or regulatory action or proceeding, Consultant shall immediately notify the Company.


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7. AGREEMENT NOT TO COMPETE.
   ------------------------

a. Consultant agrees that it will not, during the term hereof, and for a period of one (1) year thereafter, engage in any business or businesses competitive to that conducted by the Company or any subsidiary or affiliate of the Company, as such business is described in Section 7(b)(iii) of this Agreement.

b. The Consultant further agrees that it will not, for a period of one (1) year after the termination of this Agreement (the "Non-Compete Period"):

(i) Solicit any customers of the Company or of a subsidiary or affiliate of the Company; or

(ii) Solicit for employment, hire, request or cause any employee of Company to terminate his or her employment with Company or otherwise attempt to engage the services of any employee of the Company or any subsidiary or affiliate of the Company for any purpose or any endeavor (either on the Company's own behalf or on behalf of any business referred to in Section 7(a) above) without the prior consent of the Company.

(ii) For purposes of this Agreement, the parties acknowledge and agree that the Company's business is the creation and licensing of Ion Wind Generation products.

8.    INDEMNIFICATION.

a. The Company hereby agrees to indemnify and hold harmless the Consultant from and against any and all loss, cost, damage, claim or liability of any sort, including, without limitation, reasonable attorney's fees and expenses (collectively, a "Claims") arising out of or in connection with the services being provided by the Consultant to the Company hereunder; provided, the foregoing provision shall not apply to indemnify the Consultant for any Claim suffered by Consultant as a result of its own negligent action.

b. In the case of Consultant's negligent actions, the Consultant shall indemnify and hold harmless the Company from and against any and all Claims arising out of or in connection with such negligent action.

9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to principles of conflicts of laws thereof. In case of any dispute arising hereunder, the parties agree that such matter shall be submitted to binding arbitration in the Portland, Oregon metropolitan area, for arbitration in accordance with the rules of the American Arbitration Association.

10. COSTS OF COLLECTION. Should either party to this Agreement be required to incur costs in connection with the collection of any amounts due from the other party hereunder, including the reasonable costs of counsel engaged for such purpose (collectively, "Collection Costs"), the party required to pay the amount being collected hereunder shall also be liable for the payment of the Collection Costs.

11. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of any successors and assigns of the parties hereto; provided, however, that the


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services of Consultant  engaged by the Company  hereunder are personal and shall not be assigned or delegated by Consultant without the Company's express prior written consent, which may be withheld in the Company's sole discretion.

12. INTEGRATION. This document sets forth the entire agreement between Company and Consultant relating to the subject matter herein and supersedes any previous written or oral agreements relating to this subject matter between them.

13. AMENDMENTS. This Agreement may not be varied, altered, modified, changed, or in any way amended except by an instrument in writing, executed by the parties hereto or their legal representatives.

14. HEADINGS.  Headings  and  paragraph  captions  used  in this  Agreement  are
intended  for   convenience   of  reference   only  and  shall  not  affect  the
interpretation of this Agreement.

15. COUNTERPART AND FACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts, which taken together shall be deemed to constitute one original. Execution of this Agreement by facsimile shall be sufficient for all purposes and shall be binding upon any that so executes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TSET, Inc.


By:  /S/ JEFFREY D. WILSON
     ------------------------------
         Jeffrey D. Wilson
         Chairman and Chief
                  Executive Officer

RICHARD F. TUSING


/S/ RICHARD F. TUSING   8/8/00
-----------------------------------

DANIEL R. DWIGHT


/S/ DANIEL R. DWIGHT   8/21/00
-----------------------------------



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Exhibit A -- Statement of Work


         1.    Create  investor  Powerpoint   presentation  draft  and  investor
executive summary

         2.    Review and comment upon TSET's Form 10K draft

         3. Review, suggest modifications, and rewrite as necessary business plans (including financial models and marketing plans)

         4. Review and create license strategy and general term sheet for Kronos Air Technologies; assist in marketing as requested

         5. Detailed review of Atomic Soccer and EdgeAudio.com business plans; evaluate strategies for improved scalability and business effectiveness

         6. Other work efforts in support of TSET and subsidiaries, as mutually agreed

*******************

Maximum 1200 hours during the next 6-month period, unless otherwise mutually agreed in writing. All work product and completion dates are subject to change by mutual agreement.



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